Exhibit 99.1


 Superconductor Technologies Inc. Receives Follow-On Purchase Commitment From
                    Major North American Wireless Carrier

    SANTA BARBARA, Calif., Dec. 8 /PRNewswire-FirstCall/ -- Superconductor Technologies Inc. (Nasdaq: SCON) ("STI"), the global leader in high-temperature superconducting (HTS) products for wireless voice and data applications, today announced that it has received a follow-on purchase agreement for a minimum of $7.5 million from a major North American wireless carrier.
    STI renewed its existing purchase agreement with the carrier, a long-standing customer, for the fourth year in a row, extending the term through the end of 2005. The carrier committed to purchase a minimum number of units from the SuperLink(TM) and SuperPlex(TM) product families. Depending on the mix of products selected by the carrier, the contract is expected to generate minimum sales of $7.5 million to over $11 million. The contract takes effect immediately, but the company expects to deliver almost all of the units in 2005.
    "This agreement is an extension of our current corporate agreement with a valued customer whom we have been serving for over five years," said M. Peter Thomas, STI president and chief executive officer. "Our continued service to this customer is an example of our commitment to forging long-term relationships and fostering customer loyalty."
    "With this order, we have better visibility for STI for 2005. We believe this order, together with our recently announced financing of $10.9 million, positions STI for continued revenue growth in the upcoming year."

    About Superconductor Technologies Inc. (STI)
    Superconductor Technologies Inc., headquartered in Santa Barbara, CA, is the global leader in developing, manufacturing, and marketing superconducting products for wireless networks. STI's SuperLink(TM) Solutions are proven to increase capacity utilization, lower dropped and blocked calls, extend coverage, and enable higher wireless transmission data rates. SuperLink(TM) Rx, the company's flagship product, incorporates patented high-temperature superconductor (HTS) technology to create a cryogenic receiver front-end
(CRFE) used by wireless operators to enhance network performance while reducing capital and operating costs.
    More than 4,450 SuperLink Rx systems have been shipped worldwide, logging in excess of 64 million hours of cumulative operation. In 2002, 2003 and 2004 STI was named to Deloitte & Touche's prestigious Los Angeles Technology Fast 50 program, a ranking of the 50 fastest-growing technology companies in the Los Angeles area. In 2004, STI was also ranked number 328 in Deloitte & Touche's Technology Fast 500 in North America.
    SuperLink is a trademark of Superconductor Technologies Inc. in the United States and in other countries. For information about STI, please visit www.suptech.com.

    Safe Harbor Statement
    The press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, STI's views on projected customer purchases under the new agreement, as well as its views on future fundraising plans, profitability, revenues, market growth, capital requirements and new product introductions and any other statements identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," "goals" or similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: STI's ability to expand its operations to meet anticipated product demands; the ability of STI's products to achieve anticipated benefits for its customers; the anticipated growth of STI's target markets; unanticipated delays in shipments to customers; and STI's ability to operate its business profitability. Forward-looking statements can be affected by many other factors, including, those described in the Risk Factors section of STI's Prospectus Supplement dated November 22, 2004 and the MD&A section of its most recent Form 10-Q. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

    Contact
    For further information please contact: Michael Williams, Director of Marketing, Superconductor Technologies Inc., +1-805-690-4647, mwilliams@suptech.com; or Investor Relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc.

SOURCE  Superconductor Technologies Inc.
    -0-                             12/08/2004
    /CONTACT: Michael Williams, Director of Marketing of Superconductor Technologies Inc., +1-805-690-4647, mwilliams@suptech.com; or investor relations, Kirsten Chapman, invest@suptech.com, or Moriah Shilton, both of Lippert / Heilshorn & Associates, +1-415-433-3777, for Superconductor Technologies Inc./
    /Web site:  http://www.suptech.com /
    (SCON)

CO:  Superconductor Technologies Inc.
ST:  California
IN:  CPR SEM ITE TLS
SU:  CON